AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 1997
                                                      REGISTRATION NO. 333-32895

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                           AMENDMENT NO. 2 TO FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                            WESTPOINT STEVENS INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                         2200                   36-3498354
(State or other jurisdiction of      (Primary Standard        (I.R.S. Employer
Incorporation or organization)   Industrial Classification   Identification No.)
                                       Code Number)


                                                      CHRISTOPHER N. ZODROW
   507 WEST TENTH STREET                           VICE PRESIDENT AND SECRETARY
 WEST POINT, GEORGIA 31833                           507 WEST TENTH STREET
      (706) 645-4000                               WEST POINT, GEORGIA 31833
                                                        (706) 645-4000
(Address, including zip code, and
telephone number, including area                 (Address, including zip code,
code, of registrant's principal                 and telephone number, including
        executive offices)                      area code, of agent for service)


                                ----------------
                    Please send copies of communications to:


                             HOWARD CHATZINOFF, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

    If this form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                               ------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
        TITLE OF EACH CLASS OF         AMOUNT TO BE    PROPOSED MAXIMUM                 PROPOSED MAXIMUM           AMOUNT OF
      SECURITIES TO BE REGISTERED       REGISTERED  OFFERING PRICE PER UNIT(1)    AGGREGATE OFFERING PRICE(1)   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share.......................   500,000           $37.06                          $18,531,250             $5,615.53
==================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of shares as reported on NASDAQ on August 4, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATES UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                   PROSPECTUS


                                 500,000 SHARES
                             WESTPOINT STEVENS INC.
                                  COMMON STOCK
                                ----------------

         This Prospectus relates to the offer and sale of up to 500,000 shares (the "Shares") of the common stock, $.01 par value (the "Common Stock"), of WestPoint Stevens Inc. (the "Company"). The Shares will be offered for sale by certain stockholders of the Company (the "Selling Stockholders") from time to time in transactions effected on the NASDAQ National Market (or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the Shares are then listed), in privately negotiated transactions, in an underwritten offering, or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf and, in connection with such sales, such underwriters, broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts might be in excess of customary commissions). To the extent required, the names of any underwriters, agents or broker-dealers, and applicable commissions or discounts and any other required information with respect to any particular offer of Shares by the Selling Stockholders, will be set forth in a Prospectus Supplement. The Company will not receive any proceeds from the sale of the Shares. See "Selling Stockholders" and "Plan of Distribution."

         The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and, in such event, any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Company's Common Stock is traded on the Nasdaq National Market ("NASDAQ") under the symbol "WPSN." On August 14, 1997, the last sale price of the Common Stock, as reported on NASDAQ, was $41.375 per share.

         SEE "RISK FACTORS" ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                ----------------

                 The date of this Prospectus is August 15, 1997.

                           FORWARD-LOOKING STATEMENTS


         Certain information incorporated by reference into this Prospectus under the caption "Risk Factors" and elsewhere include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor created by that Act. There are several important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements contained in such discussions. Additional information on the risk factors which could affect the Company's financial results is included in this Prospectus and in other documents incorporated by reference herein.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at the Commission's Web site at (http://www.sec.gov). Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, certain material filed by the Company can be inspected at the offices of the NASDAQ National Market at 1735 K Street, N.W., Washington, D.C. 20006-1506, through which the Company's Common Stock is quoted.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents (and the amendments thereto) filed by the Company (File No. 0-21496) with the Commission pursuant to the Exchange Act are incorporated herein by reference and are made a part hereof:

                  (i) The Company's Annual Report on Form 10-K and Form 10-K/A for its fiscal year ended December 31, 1996 (the "Form 10-K");

                  (ii) The Company's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 1997;

                  (iii) The Company's Current Report on Form 8-K, filed with the Commission on February 18, 1997;

                  (iv) The Company's Current Report on Form 8-K, filed with the Commission on July 21, 1997;

                  (v) The Company's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 1997; and

                  (vi) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10 filed with the Commission pursuant to Section 12 of the Exchange Act on July 1, 1993, and the Amendment to the Registration Statement on Form 10/A filed on June 2, 1994, including any other amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated herein by reference and to be a part hereof on and from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Copies of all documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), will be provided without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered upon the written or oral request of such person. Requests for such copies should be directed to the Company, 507 West Tenth Street, West Point, Georgia 31833, Attention: Secretary, telephone: (706) 645-4000.

                                   THE COMPANY


         The Company is the nation's leading manufacturer and marketer of bed and bath home fashions products and is also a leading domestic manufacturer of knitted sportswear fabrics. See "Recent Developments." Management believes that the Company is the lowest cost producer in the bed and bath home fashions products industry in the United States and that the Company is able to achieve significantly higher operating margins than its competitors as a result of its low-cost position, well-known brand names, sophisticated distribution systems and strong relationships with customers.

         The Company is the largest producer in the domestic bed and bath towel market. Management estimates that it has the largest market share (approximately 36%) of the domestic sheet and pillowcase market and that the Company's market share (approximately 40%) of the domestic bath towel market approximates that of the other leading producer in that market. The Company has positioned itself as a single-source supplier to retailers of bed and bath products offering a broad assortment of products across multiple price points. The breadth of the Company's products and price points allows the Company to provide a comprehensive product offering for each major distribution channel, including chain and department stores, mass merchants and specialty bed and bath stores. The Company's products include decorative sheets and towels, designer sheets and accessories, sheets and towels for institutions, blankets, private label sheets and towels, bedskirts, bedspreads, comforters and duvet covers in a variety of fabrics and a wide assortment of colors and patterns.

         The Company markets its products under well-known and firmly established trademarks, brand names and private labels, which the Company uses as merchandising tools to assist its customers in coordinating their product offerings and differentiating their products from those of their competitors. The Company's trademarks include ATELIER MARTEX(R), MARTEX(R), UTICA(R), STEVENS(R), LADY PEPPERELL(R) and VELLUX(R). In addition, certain products are manufactured and sold pursuant to licensing agreements under designer names that include, among others, Ralph Lauren, Sanderson, Halston and Star Wars.

         For a more detailed description of the business of the Company, see the description set forth in the 10-K, which is incorporated herein by reference.

         The Company is a Delaware corporation with principal executive offices located at 507 West Tenth Street, West Point, Georgia 31833. The Company's telephone number at such address is (706) 645-4000.

                               RECENT DEVELOPMENTS


         On February 21, 1997, the Company completed a transaction with The Bibb Company ("Bibb") in which the Company purchased substantially all assets related to Bibb's towel operations at the Rosemary Complex in Roanoke Rapids, North Carolina.

         On July 16, 1997, the Company announced that it had entered into a definitive agreement to sell its subsidiaries AIH Inc., Alamac Knit Fabrics, Inc. and Alamac Enterprises Inc. (collectively, "Alamac"), which manufactures knitted sportswear fabrics, to a subsidiary of the Dyersburg Corporation ("Dyersburg"). In the transaction, Dyersburg will purchase Alamac, other than its cash, accounts receivable of approximately $42.5 million and a yarn mill located in Whitmire, South Carolina, for approximately $126 million. The Whitmire facility will be transferred by the Company to its Home Fashions business. Dyersburg has entered into contractual commitments, subject to customary closing conditions, for the necessary financing to conclude the Alamac transaction. The Alamac transaction is subject to financing and customary closing conditions, including receipt of applicable regulatory clearances. It is anticipated that the transactions will be consummated in early September 1997; however, there can be no assurance that the Alamac transaction will be consummated at such time or at all.


                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, prospective purchasers of the Shares should read and carefully consider the matters set forth below and in the Registration Statement of which this Prospectus forms a part prior to making an investment in the Shares. Any one or more of such factors may cause the Company's actual results for various financial reporting periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company.

SUBSTANTIAL LEVERAGE

         The Company is highly leveraged. The Company currently has significant annual cash interest expense in connection with its obligations under its long-term indebtedness. At June 30, 1997, the Company had total long-term indebtedness of $1,075 million and a ratio of total long-term indebtedness to total capitalization of 1.72 to 1.00.

         The degree to which the Company is leveraged could have important consequences to holders of the Shares, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes will be restricted; (ii) a significant portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expense in the event of an increase in interest rates; and (iv) such indebtedness contains financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

RESTRICTIONS ON OPERATIONS

         The Company's senior credit facility imposes certain operating and financial restrictions on the Company and its subsidiaries, including, without limitation, limitations on indebtedness, liens, sale/leaseback transactions, asset sales, transactions with affiliates, operating leases, acquisitions and investments. The Company's indentures relating to its public indebtedness also contain certain operating and financial restrictions on the Company and its subsidiaries. See "--Substantial Leverage" above. In addition, the Company is required under its senior credit facility to maintain specified financial ratios and levels, including a minimum consolidated net worth, current ratio and ratio of EBITDA to interest expense. The restrictive covenants contained in the senior credit facility and the indentures and the highly leveraged position of the Company could limit the ability of the Company to respond to changing business or economic conditions or adverse developments affecting the Company's operating results.

LOSSES AND ACCUMULATED DEFICIT

         At September 30, 1992, due to "Fresh Start" reporting, the Company eliminated its accumulated deficit of $908.2 million. At June 30, 1997, the Company had an accumulated deficit of $681.2 million, consisting principally of amortization of excess reorganization value of $656.4 million, loss on extinguishment of debt of $80.7 million and restructuring expense of $117.8 million in 1993. The Company has reported net income in each quarter subsequent to the complete amortization of excess reorganization value in the third quarter of 1995. Although a significant portion of the Company's losses and deficits are the result of non-cash items, there can be no assurance that the Company will continue to have net income in the future or that it will eliminate its accumulated deficit.

SEASONALITY AND CYCLICALITY

         Traditionally the home fashions and apparel fabrics industries have been seasonal, with peak sales seasons in the spring and fall. Home Fashions' commitment to "Strategic Partnering," a program designed to improve customers' operating results by leveraging the Company's merchandising, manufacturing and inventory management skills, however, has facilitated, in its market segment, a more even distribution of products throughout the calendar year. The home fashions and the apparel fabrics industries are also cyclical, and the Company's performance may be negatively affected by downturns in consumer spending associated with recessionary economic environments.

RISK OF LOSS OF MATERIAL CUSTOMER OR LICENSE

         The Company's products are sold to mass merchants, chain stores, department stores, specialty stores and apparel manufacturers. Home Fashions' six largest customers accounted for approximately 54% of the net sales of Home Fashions during the fiscal year ended December 31, 1996, and 47% of the net sales of the Company during such period. Each of these customers has purchased goods from the Company in each of the last 10 years. Although the Company has no reason to believe that it will lose the business of any of its largest customers, a loss of any of Home Fashions' largest accounts (or a material portion of any thereof) would have an adverse effect upon the Company's business, which could be material. In addition, a loss of a significant license could have an adverse effect upon the Company's business, which could be material.

RAW MATERIALS

         The principal raw materials used by the Company in the manufacture of its products are cotton of various grades and staple lengths and polyester in staple form. Although the Company has been able to acquire sufficient quantities of cotton for its operations in the past, any shortage in the cotton supply by reason of weather, disease or other factors, or significant increase in the price of cotton or polyester, could adversely affect the Company's operations. To reduce the effect of potential price fluctuations, the Company makes commitments from time to time for future purchases of cotton.

COMPETITION

         The Company participates in a highly competitive industry segment. Home Fashions competes with a number of established manufacturers and distributors of bed and bath textile products and accessories. Alamac competes with other knitted fabrics mills, converters, commission knitted fabric operations and vertically integrated apparel manufacturers. The Company's future success will depend to a significant extent upon its ability to remain a low cost producer and to remain competitive in the areas of marketing, product development, price, quality, brand names, manufacturing capabilities, distribution and order processing. There can be no assurance that the Company will be able to compete effectively in all of such areas; any failure to compete effectively could adversely affect the Company's sales and, accordingly, its operations.

ENVIRONMENTAL MATTERS

         The Company is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and non-hazardous substances and wastes used in or resulting from its operations and potential remediation obligations thereunder. Certain of the Company's facilities (including certain facilities no longer owned or utilized by the Company) have been cited or are being investigated with respect to alleged violations of such laws and regulations. The Company is cooperating fully with relevant parties and authorities in all such matters. The Company believes that it has adequately provided in its financial statements for any expenses and liabilities that may result from such matters. The Company also is insured with respect to certain of such matters. The Company's operations also are governed by laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical and ergonomic hazards in the workplace. Although the Company does not expect that compliance with any of such laws and regulations will adversely affect the Company's operations, there can be no assurance that such regulatory requirements will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such requirements.

PRINCIPAL STOCKHOLDER

         As of July 31, 1997, Holcombe T. Green, Jr., the Chairman of the Board and Chief Executive Officer of the Company, beneficially owns 9,634,872 shares of Common Stock (constituting approximately 31.7% of the outstanding Common Stock), including 9,204,153 shares held directly by WPS Investors L.P. ("WPS Investors"), of which HTG Corp., a company owned by Mr. Green ("HTG Corp."), is general partner. The 500,000 Shares offered hereby will be distributed indirectly by WPS Investors to the Selling Stockholders (which do not include Mr. Green) and such distribution will decrease Mr. Green's beneficial ownership of Common Stock accordingly (to approximately 30.1% of the outstanding Common Stock). Following the sale of the Shares offered hereby, to the Company's knowledge, other than Holcombe T. Green, Jr., HTG Corp. and WPS Investors, no other stockholder of the Company will beneficially own more than 5% of the outstanding Common Stock. As a result of his beneficial ownership of Common Stock and his positions with the Company, Mr. Green is able to have significant influence on the Company and on matters subject to vote by the Company's stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

         As of July 31, 1997, the Company had outstanding 30,389,676 shares of Common Stock. Of these shares, 21,236,514 shares, including the 500,000 Shares offered hereby, will be freely tradeable without restriction under the Securities Act upon completion of the sale of the Shares, unless purchased by "affiliates" of the Company (as that term is defined in the rules and regulations under the Securities Act). The remaining 9,153,162 shares of Common Stock may not be sold unless they are registered under the Securities Act, or unless an exemption from registration, such as the exemptions provided by Rule 144 under the Securities Act, is available.

         No predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Common Stock being offered hereby. See "Selling Stockholders."


                              SELLING STOCKHOLDERS

           The Shares offered hereby are owned of record, as of the date of this Prospectus, by the Selling Stockholders. Immediately prior to the effectiveness of the Registration Statement of which this Prospectus constitutes a part, WPS Investors will transfer such Shares to Green Capital Investors, L.P. ("Green Capital"), a limited partner of WPS Investors, which will in turn immediately transfer such Shares to the Selling Stockholders, who are limited partners of Green Capital. HTG Corp. is the general partner of a limited partnership which is the general partner of Green Capital. None of the Shares offered hereby are being sold by, or for the account of, Mr. Green, HTG Corp., Green Capital or WPS Investors.

           The following table sets forth as of August 15, 1997 the names of, and the number of shares of Common Stock being sold by, each Selling Stockholder (excluding all shares of Common Stock owned by WPS Investors, with respect to which such persons are not deemed to have beneficial ownership). Except as described in the table, no Selling Stockholder beneficially owns any shares of Common Stock. Since the Selling Stockholders may sell all, some or none of their Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or that will be owned for the direct or indirect account of each Selling Stockholder upon completion of the offering to which this Prospectus relates. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for sale from time to time. See "Plan of Distribution."

                                         Beneficial Ownership                       Number of
                                         at August 15, 1997(1)                       Shares
                                     Number              Percent                   Covered by
Selling Stockholders                of Shares           of Class                this Prospectus
--------------------                ---------           --------                ---------------
Banks, William N. (2)                 1,328                   *                         1,328

Bryan, John D. (2)                  106,272                   *                       106,272

Chorba, Dennis & Lavon (2)            7,191                   *                         7,191

Coxe, Alexander B. (2)                2,126                   *                         2,126

Crawford, J. Hamilton (2)             1,328                   *                         1,328

GE Capital Corporation (2)(3)        39,718                   *                        39,718

Georgia-Pacific Corporation          16,210                   *                        16,210
  Master Trust (2)

Gilbert, Jane T. (2)                  1,328                   *                         1,328

Hall, Penelope C. (2)                 1,327                   *                         1,327

Hamilton, Roger C. (2)               13,681                   *                         7,181

Jackson National Life
  Insurance Co. (2)                  77,964                   *                        77,964

CLM, LLC (2)                        143,376                   *                       143,376

Laumar Corporation (2)               43,019                   *                        43,019

Magher, Craig F. (2)                  8,495                   *                         8,495

NationsBanc Capital Corp. (2)        13,446                   *                        13,446

Raley, Mary F. (2)                    1,411                   *                         1,411

Satrum, Jerry R. & Dawn W. (2)       23,508                   *                        21,508

Schiffer, Edwin S. (2)                6,772                   *                         6,772

     Total                          508,500                   1.68%                  500,000




* Less than 1%

(1) Excludes remaining shares of Common Stock held by WPS Investors, with respect to which the Selling Stockholders are not deemed to have beneficial ownership.

(2) Each of the Selling Stockholders listed is a limited partner of Green Capital Investors, L.P.

(3) Excludes 298,800 shares of Common Stock owned by the General Electric Pension Trust, as to which the Selling Stockholders disclaim beneficial ownership.


                              PLAN OF DISTRIBUTION

           The Company has been advised that the Selling Stockholders may effect sales of the Shares directly, or indirectly by or through underwriters, agents or broker-dealers and that the Shares may be sold by one or more of the following methods: (a) an underwritten public offering in which one or more underwriters participate, (b) ordinary brokerage transactions, (c) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account, (d) in "block" sale transactions, and (e) in privately negotiated transactions. The Shares will be sold at prices and on terms then prevailing, at prices related to the then-current market price of the Shares, or at negotiated prices. At the time a particular offer is made, a Prospectus Supplement, if required, will be distributed that sets forth the name or names of underwriters, agents or broker-dealers, any discounts, commissions and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by any Selling Stockholder and/or the purchasers of the Shares may arrange for other broker-dealers to participate in the sale process. Broker-dealers will receive discounts or commissions from the Selling Stockholders and/or the purchasers of the Shares in amounts which will be negotiated prior to the time of sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. Any such underwriters, broker-dealers or agents may perform services for the Company or its affiliates in the ordinary course of business. The Company has not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Stockholder and any underwriter, broker-dealer or agent.

         Pursuant to a Registration Agreement between the Company and the Selling Stockholders, the Company has agreed to indemnify the Selling Stockholders for certain matters, and the Selling Stockholders have severally agreed to indemnify the Company as to the accuracy of certain information.

         When Shares are to be sold to underwriters, unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent but the underwriters will be obligated to purchase all of the Shares if any are purchased. The Shares will be acquired by the underwriters for their own account and may be resold by the underwriters, either directly to the public or to securities dealers, from time to time in one or more transactions, including negotiated transactions, either at fixed public offering prices or at varying prices determined at the time of sale. The initial public offering price, if any, and any concessions allowed or reallowed to dealers, may be changed from time to time. Those underwriters may be entitled, under agreements with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments that they may be required to make in respect of those civil liabilities.

         Any broker or dealer participating in any distribution of Shares in connection with the offering made hereby may be deemed to be an "underwriter" within the meaning of the Securities Act and may be required to deliver a copy of this Prospectus, including a Prospectus Supplement, if required, to any person who purchases any of the Shares from or through such broker or dealer.

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. Green Capital has agreed to reimburse the Company for the costs of registering the Shares under the Securities Act, including the registration fee under the Securities Act, reasonable fees and disbursements of counsel for the Company, accounting fees and printing fees. The Selling Stockholders will bear all other expenses in connection with this offering, including brokerage commissions.


                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by counsel for the Company.

                                     EXPERTS

         The consolidated financial statements of the Company at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which appear in the Form 10-K, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                      ------------------------------------


                               TABLE OF CONTENTS
                                                                     PAGE
                                                                     ----

Forward-Looking Statements                                             2
Available Information                                                  2
Incorporation of Certain Documents
  by Reference                                                         3
The Company                                                            4
Recent Developments                                                    5
Risk Factors                                                           5
Use of Proceeds                                                        8
Selling Stockholders                                                   8
Plan of Distribution                                                   9
Legal Matters                                                         10
Experts                                                               11

                      ------------------------------------



                                 500,000 SHARES


                             WESTPOINT STEVENS INC.



                                  COMMON STOCK


                                   PROSPECTUS





                                 August 15, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The table sets forth the expenses expected to be incurred in connection with the registration of the shares of Common Stock offered hereby. All amounts, except the SEC Registration Fee, are estimated.


         SEC Registration Fee............................     $5,786.36
         Legal Fees and Expenses.........................    $25,000.00
         Accounting Fees and Expenses....................    $45,000.00

               Total.....................................    $75,786.36
                                                             ==========

         Green Capital, on behalf of the Selling Stockholders, has agreed to bear all of the costs of registering the shares of Common Stock under the Securities Act, including the registration fee under the Securities Act, all other registration and filing fees, all fees and disbursements of counsel and accountants retained by the Company and all other expenses incurred by the Company; such costs (or estimates thereof) have been set forth above. The Selling Stockholders will bear certain other costs relating to the registration of the shares of Common Stock under the Securities Act, including all underwriting discounts and omissions, all transfer taxes and all costs of any separate legal counsel or other advisors retained by the Selling Stockholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (1) Section 145 of Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that his conduct was unlawful.

         Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon adjudication that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

         To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made:

                  (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

                  (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

                  (iii) by the stockholders.

         Section 145 of the DGCL permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person.

         (2) By-law Provisions on Indemnity. Article V of the Amended and Restated By-laws of the Company, as the same may be amended from time to time (the "By-laws"), sets forth the extent to which the Company's directors and officers may be indemnified by the Company against liabilities which they may incur while serving in such capacity. Article V generally provides that the Company shall indemnify the directors and officers of the Company who are or were a party to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys' fees and disbursements), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith, provided that the applicable standard of conduct set forth in Section 145 of DGCL was met and, provided further, that such indemnification shall be limited to expenses (including attorneys' fees and disbursements) actually and reasonably incurred in the case of an action or suit by or in the right of the Company to procure a judgment in its favor. Subject to the procedures for indemnification of directors and officers set forth in the By-laws, the indemnification of the Company's directors and officers provided for therein is in all other respects substantially similar to that provided for in Section 145 of the DGCL. Any such indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of the heirs, executors, and administrators of such person.

         (3) Indemnification Agreements. In addition, each of the directors and the executive officers of the Company are entitled to indemnification from the Company pursuant to separate agreements (the "Indemnification Agreements") between the Company and such persons.

         The Company has in effect insurance policies covering all of the Company's directors and officers in certain instances where by law they may not be indemnified by the Company.

         The above discussion of the By-Laws of the Company and of the Indemnification Agreements and of Section 145 of the Delaware Code is not intended to be exhaustive and is qualified in its entirety by such By-Laws, Indemnification Agreements and the Delaware Code.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company as disclosed above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS AND FINANCIAL SCHEDULES

         (a)      Exhibits


    NUMBER                                          Description of Exhibit
    ------                                          ----------------------

     2.1 Debtors' Joint Plan of Reorganization, dated June 9, 1992, proposed by West Point Acquisition Corp. (since renamed WestPoint Stevens Inc.), West Point Subsidiary Corp. (since renamed Valley Fashions Subsidiary Corp.) and West Point Tender Corp. (since renamed Valley Fashions Tender Corp.), incorporated by reference to the Current Report on Form 8-K (Commission File No. 1-4990) filed by West Point-Pepperell, Inc. with the Commission on October 1, 1992.

     4.1 Form 15 (Commission File No. 0-21496) filed by the Company with the Commission on May 25, 1995, incorporated by reference herein.

     4.2         Registration Agreement, dated as of August 18, 1997**

     5 Opinion of Company Counsel with respect to legality of the shares.*

     23.1        Consent of Ernst & Young LLP, independent auditors.**

     23.2 Consent of Company Counsel (included in the opinion filed as Exhibit 5).*

     24 Powers of Attorney (included on the signature page to the Registration Statement).*


-------------
*  Previously filed
** Filed herewith


ITEM 17.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report to
Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on this 15th day of August, 1997.


                                            WESTPOINT STEVENS INC.


                                            By:             *
                                               --------------------------------
                                               Holcombe T. Green, Jr.
                                               Chairman of the Board and Chief
                                               Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Holcombe T. Green, Jr., Morgan M. Schuessler and Christopher N. Zodrow, or any of them, his true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, could lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                    TITLE                                   DATE
                ---------                                    -----                                   ----
                    *                               Chairman of the Board and                   August 15, 1997
----------------------------------------            Chief Executive Officer
         Holcombe T. Green, Jr.                     (principal executive officer)


                    *                               Executive Vice                              August 15, 1997
----------------------------------------            President/Finance and Chief
          Morgan M. Schuessler                      Financial Officer (principal
                                                    financial officer)


                    *                               Vice Chairman of the Board                  August 15, 1997
----------------------------------------
         Joseph L. Jennings, Jr.

                    *                               Controller (principal                       August 15, 1997
----------------------------------------            accounting officer)
           J. Nelson Griffith

                    *                                      Director                             August 15, 1997
----------------------------------------
           M. Katherine Dwyer

                    *                                      Director                             August 15, 1997
----------------------------------------
             John G. Hudson

                    *                                      Director                             August 15, 1997
----------------------------------------
            Charles W. McCall

                    *                                      Director                             August 15, 1997
----------------------------------------
         Douglas T. McClure, Jr.


                    *                                      Director                             August 15, 1997
----------------------------------------
           Gerald B. Mitchell

                    *                                      Director                             August 15, 1997
----------------------------------------
              John F. Sorte

                    *                                      Director                             August 15, 1997
----------------------------------------
             Phillip Siegel

                                                           Director                             August __, 1997
----------------------------------------
             Hugh M. Chapman



* By:

    /s/Christopher N. Zodrow
    ----------------------------------
    Christopher N. Zodrow
    Attorney-In-Fact

                                 EXHIBIT INDEX


    NUMBER                             Description of Exhibit
    ------                             ----------------------

     2.1 Debtors' Joint Plan of Reorganization, dated June 9, 1992, proposed by West Point Acquisition Corp. (since renamed WestPoint Stevens Inc.), West Point Subsidiary Corp. (since renamed Valley Fashions Subsidiary Corp.) and West Point Tender Corp. (since renamed Valley Fashions Tender Corp.), incorporated by reference to the Current Report on Form 8-K (Commission File No. 1-4990) filed by West Point-Pepperell, Inc. with the Commission on October 1, 1992.

     4.1 Form 15 (Commission File No. 0-21496) filed by the Company with the Commission on May 25, 1995, incorporated by reference herein.

     4.2         Registration Agreement, dated as of August 18, 1997**

     5 Opinion of Company Counsel with respect to legality of the shares.*

     23.1        Consent of Ernst & Young LLP, independent auditors.**

     23.2 Consent of Company Counsel (included in the opinion filed as Exhibit 5).*

     24 Powers of Attorney (included on the signature page to the Registration Statement).*

-------------
*Previously filed
**Filed herewith